Exhibit 99.77Q3

Artisan Funds, Inc.

1940 Act File No. 811-8932

Report on Form N-SAR for the period ended September 30, 2010

Sub-Item 77Q3(a):

The following subcustodians are in addition to those reported on Form N-SAR, Item 15, because the electronic format for filing Form N-SAR does not provide adequate space for responding to Item 15.  Listed by country, city, subcustodian and type:

Ghana, Accra, Barclays Bank of Ghana Limited, Foreign Custodian Rule 17f-5 Mali, Abidjan, Societe Generale de Banques en Cote d'Ivoire, Foreign Custodian Rule 17f-5 Niger, Abidjan, Societe Generale de Banques en Cote d'Ivoire, Foreign Custodian Rule 17f-5 Nigeria, Lagos, Stanbic IBTC Bank Plc, Foreign Custodian Rule 17f-5 Malta, Valletta, The Hongkong and Shanghai Banking Corporation Limited, Foreign Custodian Rule 17f-5 Swaziland, Mbabane, Standard Bank Swaziland Limited, Foreign Custodian Rule 17f-5 Kuwait, Kuwait, HSBC Bank Middle East Limited, Foreign Custodian Rule 17f-5 Saudi Arabia, Riyadh, Saudi British Bank, Foreign Custodian Rule 17f-5 Switzerland, Zurich, Credit Suisse AG, Foreign Custodian Rule 17f-5 Bulgaria, Sofia, UniCredit Bulbank AD, Foreign Custodian Rule 17f-5 Croatia, Zagreb, Zagrebacka Banka d.d., Foreign Custodian Rule 17f-5 Czech Republic, Prague, UniCredit Bank Czech Republic a.s., Foreign Custodian Rule 17f-5 Portugal, Porto Salvo, BNP Paribas Securities Services, S.A, Foreign Custodian Rule 17f-5 Slovak Republic, Bratislava, UniCredit Bank Slovakia a.s., Foreign Custodian Rule 17f-5